Prospectus Supplement No. 4 (to Prospectus dated April 25, 2024)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-278673

BRAND ENGAGEMENT NETWORK INC.

46,752,838 Shares of Common Stock (Inclusive of 21,190,316 Shares of Common Stock

Underlying Warrants, 1,583,334 Shares of Common Stock Underlying Convertible Notes and 163,407 Shares of Common Stock Underlying Options)

6,126,010 Warrants to Purchase Common Stock

This prospectus supplement updates and supplements the prospectus of Brand Engagement Network Inc., a Delaware corporation (the “Company,” “we,” “us” or “our”), dated April 25, 2024, which forms a part of our Registration Statement on Form S-1, as amended (Registration No. 333-278673) (the “Prospectus”). This prospectus supplement is being filed to update and supplement the information in the Prospectuses with the information contained in our Current Report on Form 8-K/A, filed with the Securities and Exchange Commission (the “SEC”) on July 11, 2024. Accordingly, we have attached the Form 8-K/A to this prospectus supplement.

This prospectus supplement should be read in conjunction with the Prospectus. This prospectus supplement updates and supplements the information in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common stock, par value $0.0001 per share (the “Common Stock”) and the public warrants representing the right to acquire one share of Common Stock for $11.50 (the “Public Warrants”), are listed on Nasdaq under the symbols “BNAI,” and “BNAIW”, respectively. On July 10, 2024, the last reported sales price of the Common Stock was $2.94 per share, and the last reported sales price of our Public Warrants was $0.06 per Public Warrant. We are an “emerging growth company” and a “smaller reporting company” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for this and future filings.

Investing in our securities involves risk. See “Risk Factors” beginning on page 6 of the Prospectus to read about factors you should consider before investing in shares of our Common Stock and Warrants.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 11, 2024

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or Section 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 5, 2024

BRAND ENGAGEMENT NETWORK INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40130	98-1574798
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

145 E. Snow King Ave

PO Box 1045

Jackson, WY 32001

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (312) 810-7422

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	BNAI	The Nasdaq Stock Market LLC
Redeemable Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	BNAIW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE

This Amendment No. 1 on Form 8-K/A (this “Amendment”) is being filed by Brand Engagement Network Inc., a Delaware corporation (the “Company”) to amend its Current Report on Form 8-K, filed with the U.S. Securities and Exchange Commission on July 5, 2024 (the “Original Filing”), solely to provide the number of fully-vested restricted shares awarded to Michael Zacharski, which such amount was not previously determinable at the time of the Original Filing. This Amendment does not otherwise amend, update, or change any other disclosure contained in the Original Filing.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed in the Original Filing, the Company and Mr. Zacharski entered into a Second Amendment to that certain Employment Agreement, dated March 14, 2024 (the “Employment Agreement Amendment”) to amend, among other things, the terms of the cash bonus Mr. Zacharski was entitled to receive upon the successful closing of the Company’s initial business combination. Under the Employment Agreement Amendment, the Company issued to Mr. Zacharski 78,222 shares of fully vested restricted stock (the “Equity Grant”), calculated using a trailing 5-trading day average of the Company’s Common Stock ending on, and including, the date of grant of $3.196. The Equity Grant is subject to the terms and conditions of the Brand Engagement Network Inc. 2023 Long-Term Incentive Plan and an award agreement between the Company and Mr. Zacharski, which provides that the restricted stock underlying the Equity Grant shall not be subject to either forfeiture or a Restriction Period (as defined in the Brand Engagement Network Inc. 2023 Long-Term Incentive Plan). The terms of the award agreement are substantially the same as the terms of the Form of Restricted Stock Award Agreement filed as Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024.

A copy of the Employment Agreement is attached as Exhibit 10.1 to this Amendment and incorporated by reference herein.

Item 9.01 Exhibits and Financial Statements.

(d) Exhibits.

Exhibit No.	Description of Exhibit
10.1	Second Amendment to Employment Agreement, by and between Brand Engagement Network Inc. and Michael Zacharski, dated June 28, 2024.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRAND ENGAGEMENT NETWORK INC.

By:	/s/ Paul Chang
Name:	Paul Chang
Title:	Co-Chief Executive Officer

Dated: July 11, 2024

Exhibit 10.1

Second Amendment

To

Employment Agreement

This Second Amendment To Employment Agreement (this “Amendment”) is dated June 28, 2024 (the “Amendment Effective Date”) by and between Brand Engagement Network, Inc. (“Employer”) and Michael Zacharski (“Executive”) for the purpose of amending that certain Employment Agreement by and between Employer and Executive, effective August 16, 2023, and as amended on April 22, 2024 (the “Employment Agreement”). Terms used in this Amendment with initial capital letters that are not otherwise defined herein shall have the meanings ascribed to such terms in the Employment Agreement.

Whereas, Section 20 of the Employment Agreement provides the Employment Agreement may be changed or modified in whole or in part by a writing executed by Executive and an authorized officer of Employer; and

Whereas, the parties mutually desire to modify certain provisions that would otherwise apply to Executive’s employment pursuant to the Employment Agreement.

Now, Therefore, pursuant to Section 20 of the Employment Agreement, in consideration of the mutual provisions, conditions, and covenants contained herein, and other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties hereby agree as follows:

1.	Section 5(E) of the Employment Agreement is hereby deleted and replaced with the following:

(E)	Executive has earned and will receive a vested bonus equal to $500,000.00 (the “Merger Bonus”) for the successful closing of the Merger with a value of the new company at the time of the Merger exceeding $100,000,000.00 with (i) 50% of the Merger Bonus payable in the form of the number of fully-vested restricted shares of Employer’s common stock, which shall not be subject to either forfeiture or a Restriction Period (as defined in the Brand Engagement Network, Inc. 2023 Long-Term Incentive Plan (the “Plan”)), subject to Employer’s Insider Trading Policy, with the $250,000 value calculated using a trailing 5-trading day average BNAI share price ending on, and including, the date of grant, less any required withholding or taxes, with a grant date of no later than 4 business days from the Amendment Effective Date and subject to the terms and conditions of the Plan and Employer’s standard form of restricted stock grant agreement; and (ii) 50% of the Merger Bonus payable in cash by September 30, 2024 or the completion of an acquisition by Employer, whichever is earlier, but in no event later than December 31, 2024, and in each case, less any required withholding or taxes. For the avoidance of doubt, Executive has already earned and satisfied all conditions necessary to receive the Merger Bonus, has a fully vested right to the Merger Bonus, and is not required to remain employed by Employer in order to receive payment of the Merger Bonus.

2.	Exhibit A, Section 3 of the Employment Agreement is hereby deleted and replaced with the following:

3. TITLE AND DUTIES: Executive shall serve as the Co-Chief Executive Officer of Brand Engagement Network, Inc. (the “Company”), with responsibilities, duties and authority limited solely to providing strategic advice to the Company related to potential acquisitions and related transactions, reporting directly to the Board of Directors of the Company (the “Board”). Executive will determine Executive’s primary work location, traveling as reasonably necessary for the Business. In addition, the Company shall appoint Executive as a member of the Board and shall use commercially reasonable efforts to cause Executive to be reelected as a member of the Board while employed hereunder. Employer will not reduce the title, powers or duties of Executive during the term of this Agreement. If Employer reduces the title, powers, or duties of Executive, infringes upon them, or otherwise breaches this Agreement in any respect, and does not cure the breach as set forth under the definition of “Good Reason”, then it shall constitute good reason for Executive to terminate this Agreement and Executive’s employment.

3.	The Employment Agreement, except as modified by this Amendment, shall remain in full force and effect.

[Remainder of the Page Intentionally Left Blank;

Signature Page Follows]

In Witness Whereof, Employer and Executive have caused this Amendment to be executed as of the Amendment Effective Date.

EMPLOYER:

Brand Engagement Network, Inc.

By:	/s/ Paul Chang

Name:	Paul Chang

Title:	Co-Chief Executive Officer

EXECUTIVE:

Michael Zacharski

Signature:	/s/ Michael Zacharski

Signature Page to Second Amendment to Employment Agreement